                             EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings


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

Computation of Earnings Per Share
---------------------------------

The following formula was used to calculate the earnings per share, Consolidated Statements of Income for the three months ended and nine months ended
September 30, 1996 and 1995, included in this report as Exhibit 13.

             (Calculation)                                        (Ratio)

Net Income / Weighted average shares of common stock outstanding for the period = Earnings Per Share

                                Three months ended
                                  September 30,
                                 1996         1995
                               -------       -------
Weighted Average
Shares Outstanding               775,268       775,268

Net Income                       435,046       418,489

Per Share Amount                     .56           .54
                                 Nine months ended
                                   September 30,
                                1996          1995
                               -------       -------
Weighted Average
Shares Outstanding               775,268       775,268

Net Income                     1,214,684     1,071,314

Per Share Amount                    1.57          1.38


No common stock equivalents exist, therefore primary and fully diluted earnings per share are the same.

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